Exhibit 99.1

The Cigna Group Announces Appointment of Michael J. Hennigan to Board of Directors

BLOOMFIELD, Conn., June 2, 2025 – Global health company The Cigna Group (NYSE:CI) announced today that Michael J. Hennigan has been appointed to the organization's Board of Directors. His appointment is effective June 2.

Mr. Hennigan is the Executive Chairman of Marathon Petroleum Corporation (MPC), an integrated downstream energy company, and MPLX, a diversified master limited partnership formed by MPC. He joined the company in 2017 and previously held the roles of Chief Executive Officer of MPC and Chairman, President and Chief Executive Officer of MPLX. Prior to joining MPLX, Mr. Hennigan was President of Crude, NGL, and Refined Products of the general partner of Energy Transfer Partners L.P. Mr. Hennigan began his career at Sunoco, Inc., and spent more than three decades advancing through roles, ultimately becoming President and Chief Executive Officer of Sunoco Logistics.

"We are delighted to welcome Mike to The Cigna Group's Board of Directors," said David Cordani, President and Chief Executive Officer of The Cigna Group. " Mike is a transformational leader whose extensive business experience and proven track record in leading significant strategic initiatives will be invaluable as we continue to advance our mission. His deep understanding of complex, regulated markets and commitment to operational excellence will help us drive growth, enhance value, and further our commitment to improving our customers' healthcare experiences."

Mr. Hennigan has extensive experience in refining, logistics, and marketing, and has demonstrated strong leadership in managing global business operations. He has dedicated his entire career to the energy industry and therefore possesses a deep understanding of the complexities of a regulated market. His strategic vision and commitment to operational excellence have been instrumental in driving growth and enhancing shareholder value.

Hennigan earned a Bachelor of Science degree in chemical engineering from Drexel University in Philadelphia.

About The Cigna Group
The Cigna Group (NYSE:CI) is a global health company committed to creating a better future built on the vitality of every individual and every community. We relentlessly challenge ourselves to partner and innovate solutions for better health. The Cigna Group includes products and services marketed under Cigna Healthcare, Evernorth Health Services or its subsidiaries. The Cigna Group maintains sales capabilities in more than 30 countries and jurisdictions, and has more than 190 million customer relationships around the world. Learn more at thecignagroup.com.

Media Contact
Jocelyn Parker
313-510-4173
jocelyn.parker@cignaghealthcare.com